            --------------------------------------------------------

                    PROXY STATEMENT/PROSPECTUS SUPPLEMENT
             (To Proxy Statement/Prospectus dated April 9, 1997)

            --------------------------------------------------------

                       relating to the Common Stock of

                           SLM HOLDING CORPORATION
                           (the "Holding Company")





         The following legend is required by the Privatization Act in connection with the offering of securities by the Holding Company, including the Holding Company Common
Stock:

OBLIGATIONS OF THE HOLDING COMPANY AND ANY SUBSIDIARY OF THE HOLDING COMPANY ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER THE HOLDING COMPANY NOR ANY SUBSIDIARY OF THE HOLDING COMPANY IS A
GOVERNMENT-SPONSORED ENTERPRISE (OTHER THAN SALLIE MAE) OR ANY INSTRUMENTALITY OF THE UNITED STATES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

  THE DATE OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT IS APRIL 25, 1997.

                                TABLE OF CONTENTS

                                                  Page

Investor Presentation . . . . . . . . . . . . . .   1

Update to the Reorganization--Background . . . . . 30

                                   SALLIE MAE

                            OUR COMMITMENT TO GROWTH

                             PRIVATIZATION BENEFITS
================================================================================

       - Enhances core student loan business

       - Reduces political and economic risk

       - Increases shareholder control of Sallie Mae


                                      -1-                      [SALLIE MAE LOGO]

                       STUDENT LOANS HAVE BEEN, AND WILL
                        CONTINUE TO BE OUR PRIMARY FOCUS
================================================================================

        MANAGEMENT'S COMMITMENT TO SHAREHOLDERS:

        - Managed student loans increase at a 9-11% CAGR

        - Net income increases at a 7-9% CAGR

        - EPS increases at a minimum 15% CAGR

        - Annual return on equity of 50% plus

        MAXIMIZE SUSTAINABLE RETURNS WITH A BALANCED RISK PROFILE


                                      -2-                      [SALLIE MAE LOGO]

                               MEETING OBJECTIVES
================================================================================

         UNDERSTANDING MANAGEMENT'S PLAN

         - Our school strategy

         - Bringing efficiency to the bottom line

         - The value we'll produce

         - Fatal flaws of the CRV alternative

         - The leadership contribution


                                      -3-                      [SALLIE MAE LOGO]

                    THE CRV'S PLAN WILL DESTROY SHARE VALUE
================================================================================

         - Originations assumptions are unrealistic

         - Third party servicing and originations will cannibalize purchases

         - Operating cost reductions decimate school strategy

         - High-risk financial leverage

         - Huge execution risk

         - Imprudent political risk -- gives direct lending new life

         THEIR PLAN IS A LIQUIDATION STRATEGY-- OURS IS A TOP-LINE GROWTH
         STRATEGY



                                      -4-                      [SALLIE MAE LOGO]

                      STUDENT LENDING IS A GROWTH BUSINESS
================================================================================

                                    [CHART]



Chart describing FDSLP and FFELP purchases in billions of dollars from 1993 through 2001. Chart depicts the following amounts: 1993 - 0 FDSLP, $17.9 FFELP; 1994 - $.9 FDSLP, $23.1 FFELP; 1995- $5.2 FDSLP, $20.6 FFELP; 1996- $9.3 FDSLP,
$19.7 FFELP; Estimate for 1997 - $10.3 FDSLP, $19.9 FFELP; Estimate for 1998 - $10.8 FDSLP, $21.8 FFELP; Estimate for 1999 - $11.2 FDSLP, $23.7 FFELP; Estimate of 2000 - $11.6 FDSLP, $25.9 FFELP; Estimate for 2001 - $12.1 FDSLP, $28.4
FFELP.


1997E-2001E: WE WILL GROW PURCHASES 12-14% A YEAR -

- 8% FROM INDUSTRY GROWTH AND 2-4% FROM A COMBINATION OF INCREASED MARKET SHARE AND 5% SHRINKAGE OF DIRECT LENDING BY 2001

- WE GREW MARKET SHARE BY 3% IN LAST 2 YEARS


                                      -5-                      [SALLIE MAE LOGO]

                          ASSET OWNERSHIP IS THE GOAL
================================================================================

                                    [CHART]


Chart including Box containing the word "School" connected by a horizontal arrow pointing to Box containing word "Guarantor" connected by a horizontal arrow pointing to Box containing word "Lender" connected by (i) vertical arrow pointing down to Box containing word "Servicer" and (ii) horizontal arrow pointing to "pot of gold" graphic with the word "Ownership" connected by a horizontal arrow pointing to Box containing the words "Secondary Market".


THE KEY TO VALUE GROWTH IS MAXIMIZING ASSET OWNERSHIP

- Strategy must address fundamental industry dynamics

  - Lender decisions to hold or securitize

  - Price competition from other secondaries

  - Service alternatives


                                      -6-                      [SALLIE MAE LOGO]

                         THE ANSWER IS ALL IN POSITION:
                              THE SCHOOL STRATEGY
================================================================================

                                    [CHART]




Chart including Box containing the words "Student Family" connected by a horizontal line to Box containing the word "School" connected by a horizontal line to Box containing the word "Lender" connected by a horizontal line to "pot of gold" graphic with the word "Ownership" connected by a horizontal line to Box containing the words "Sallie Mae", with the "Sallie Mae" Box and the "School" Box connected by an additional line with reciprocal arrows.

- We recognized the changing school role

  - School recommends lenders

  - Family picks from list

- We created school preference

  - Great Rewards(SM)/Direct Repay(SM)

  - LineSS(SM)/Consolidated EFT

  - 24x7 Servicing

- We linked branded products to commitment lender delivery



                                       -7-                     [SALLIE MAE LOGO]

                      THE RESULT IS "BRAND WITHIN A BRAND"
                                   ADVANTAGE
================================================================================

                                    [CHART]



Chart with word "School" connected by horizontal arrows to words "Lender A", "Lender B", "Lender C", Lender D", "Lender E" and "Lender F".

- Maximizes shelf space

- Meets school needs

- Leverages lender's competitive advantage

  - Consumer name recognition

  - Community presence

  - School relationships

- Leverages lender marketing investments

- Delivers predictable loan flows at lower premiums



                                      -8-                      [SALLIE MAE LOGO]

                           IT'S A FORMULA FOR WINNING
                                   ECONOMICS
================================================================================

                                    [CHART]



Chart depicting an equation with a Box containing the words "School Preference" plus Box containing the words "Distribution Network" equals Box containing the words "Pricing Power".



                                      -9-                      [SALLIE MAE LOGO]

                           WE WILL CONTINUE TO PURSUE
                               POSITION ADVANTAGE
================================================================================

                                    [CHART]



Chart including Box containing the words "Student, School, Family" connected by a horizontal line to Box containing the word "Lender" connected by a horizontal line to "pot of gold" graphic with the word "Ownership" connected by a horizontal line to Box containing the words "Sallie Mae", with the "Sallie Mae" box connected by an additional line and arrow pointing to the "Student, School, Family" Box.


- We will continue our push to retail:

  - College financing guidance services

  - Internet-based sourcing

  - Internet-based paperless transactions and borrower self-service

- We will use position advantage to drive down acquisition costs


                                      -10-                     [SALLIE MAE LOGO]

                      CRV'S ORIGINATION - WRONG STRATEGY,
                              UNREALISTIC NUMBERS
================================================================================

 ------------------------------------------------------------------------------

                                                    1998E         2001E
                                                    -----         -----

  FFELP Guarantees (Estimated)                      $21B          $28B

  Amount Disbursed In Same Year                     $10.5B

  First Time Borrowers                              x  30%
                                                    ------

  New Lender Market Potential                       $ 3.1B

  CRV Plan Disbursement Volume                      $ 1.0B        $5.0B

  CRV 1998 Market Share                             33%           21%


 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------

     TOP TEN FFELP LENDER ESTIMATED MARKET SHARE OF FIRST-TIME BORROWERS


                    FFY 1996                                    FFY 1996
  Chase               8.4%                  Wells Fargo           3.2%
  Citibank            7.1%                  Bank of America       3.2%
  Bank One            5.0%                  Educaid               2.5%
  Norwest             4.6%                  Pittsburgh National   1.7%
  Key Corp.           3.8%                  Boatman's             1.7%

 ------------------------------------------------------------------------------




                                      -11-                     [SALLIE MAE LOGO]

                                CANNIBALIZATION
                              (VOLUME IN BILLIONS)
================================================================================

                                "REALITY BITES"



                             ----------------------------------     ------------
                                   RESTATEMENT OF CRV PLAN             EARNINGS
                                 1998        1999        2000        PER BILLION
                             ----------     -------    --------     ------------

Origination Volume             $150MM       $450MM      $750MM       $8MM

Servicing Volume                 $2B          $3B         $6B        $1.5MM

Lost Purchase Loan Volume       ($4B)        ($5B)       ($6B)       $7MM
                                                                   ------------
Total Lost Volume               ($6B)        ($8B)       ($9B)


LOSS IN EPS                    ($2-3)       ($4-5)      ($6-7)
                             ----------------------------------




                                      -12-                     [SALLIE MAE LOGO]

                     SERVICING INVESTMENTS DELIVER SUPERIOR
                      SERVICE, LOWER COSTS AND NEW INCOME
================================================================================

                                    [CHART]



Chart titled "Servicing Costs/Managed Student Loans (Does not include joint venture costs)" depicting four bar graphs reflecting ratio of servicing costs to managed student loans for years 1994 through 1997. Chart depicts the following ratios: 1994 - .66%; 1995 - .62%; 1996 - .56%; Estimate for 1997 - .53%.


                   - ADVANCED TECHNOLOGY TO NEXT GENERATION
                         - COSTS TO GO DOWN TO 40 bps


                                      -13-                     [SALLIE MAE LOGO]

                        LENDER SERVICING - A BAD CHOICE
================================================================================

         THE MARKET FOR SALLIE MAE'S QUALITY SERVICING

         - Economics do not offset lost purchase volume

         - Performance liability expectation high, related compensation is insufficient

         PRICING A LOWER QUALITY SERVICE

         - Big adjustment for us

         - Low quality does not fit into our existing systems

         - Very competitive -- excess industry capacity is chasing low demand

         - Low returns




                                      -14-                     [SALLIE MAE LOGO]

                      DIRECT LOAN SERVICING - HELPING THE
                                   COMPETITOR
================================================================================

         - Our name would help direct lending gain share

         - Outsourcing giants (EDS and E-Systems) chasing limited volume

         - Large process differences mean big front-end investment

         - Unless you go to court, no contracts open until 2002




                                      -15-                     [SALLIE MAE LOGO]

                         BUSINESS OPERATIONS EFFICIENCY
================================================================================

                                    [CHART]



Chart titled "Corporate Operating Expenses/Managed Student Loans (Subsidiary expenses excluded)" depicting six bar graphs reflecting ratio of corporate operating expenses to managed student loans for years 1992 through 1997. Chart depicts the following ratios: 1992 - .44%; 1993 - .43%; 1994 - .41%; 1995 -
 .37%; 1996 - .31%; Estimate for 1997 - .28%. The six bar graphs also depict the following operating expenses for years 1992 through 1997: 1992 - $101MM; 1993 - $109MM; 1994 - $117MM; 1995 $123MM; 1996 - $115MM; Estimate for 1997 - $115MM.


- CORPORATE OPERATING EXPENSES (LESS SUBSIDIARIES) HEADED TO .22% BY 2001



                                      -16-                     [SALLIE MAE LOGO]

                     NEW BUSINESS STRATEGIES TO COMPLEMENT
                           AND LEVERAGE CORE BUSINESS
================================================================================

                                                                                   Market                    2001E
                                                                                    Size                  Pre-Tax Income
                                                                                    ----                  --------------
         HIGHER EDUCATION
         - Broker-Dealer -- Education Securities, Inc.                              $3B
         - Consulting -- Kaludis Group                                              $800MM
         - Private Loans -- HICA                                                    $313MM                  $16MM
         - Technology -- PeopleSoft                                                 $1.3B

         OUTSOURCED FINANCIAL PROCESSING
         - Government Debt Collection                                               $300MM                  $62MM
         - State Treasurer -- Outsourcing                                           $125MM
             (1997 Base:  CO, FL, NY, TX, VA)

         BOTTOM LINE
         - 8-9% of SLM Pre-Tax Income by 2001

         - ROEs Well In Excess Of 15% Hurdle Rate



                                      -17-                     [SALLIE MAE LOGO]

                   SALLIE MAE POST - PRIVATIZATION STRUCTURE
================================================================================

                                    [CHART]


Chart including Box containing the words "SLM Corporation" connected by vertical lines to three Boxes below containing the words "Transition GSE", "Sallie Mae Servicing Corporation" and "Sallie Mae, Inc.", respectively.


                                      -18-                     [SALLIE MAE LOGO]

                             LONG-TERM FUNDING MIX
================================================================================


                                    [CHART]



Pie chart of long-term funding mix at December 1994 depicting LIBOR at 61%, T-bill at 26% and Other at 13%, together with pie chart of long-term funding mix at December 1996 depicting LIBOR at 45%, Securitization at 29%, T-bill at 17% and Other at 9%.

                          - MAXIMIZE VALUE OF ASSETS
                          - MAINTAIN LIQUIDITY
                          - PRESERVE FLEXIBILITY



                                      -19-                     [SALLIE MAE LOGO]

                    CAPITAL MANAGEMENT - PROGRESS 1994-1997
================================================================================

         - Implemented risk-based capital discipline

         - Introduced securitization

         - Reduced capital ratio from 2.75% to 2.10%

         - Changed prior accounting deferral policy

         - Marked-to-market investments to free up $300MM of capital

         - Reduced share count by 39%




                                      -20-                     [SALLIE MAE LOGO]

                             FUNDING AND LIQUIDITY
================================================================================

                                                     MANAGED ASSETS
                                               1997E             2001E
                                            ------------      ------------
                                             $B       %       $B       %
                                             --       -       --       -
           On-Balance Sheet Loans           $29       67      $28       45
           Securitized                       14       33       34       55
                                             --       --       --       --
           Managed Student Loans            $43      100      $62      100
           Other                             14                14
                                             --                --
           Total Assets                     $57               $76
                                             ==                ==

           Common Equity                    $0.7              $0.9


         OUR PLAN INCLUDES A CAPITAL GUIDELINE OF 2% FOR
         ON-BALANCE SHEET LOANS AND .75% FOR OFF



                                      -21-                     [SALLIE MAE LOGO]

                        ALL ASSETS ARE NOT CREATED EQUAL
================================================================================

                         ON-BALANCE SHEET STUDENT LOANS

                                          YE1997E          YE2001E
                                          -------          -------
           Ready to be securitized          $6.3B           $1.9B

           Non-Offset Fee                    3.6             --
           Third Party Serviced              4.4             2.1
           LOAN CONSOLIDATION                9.3            17.0
           HEAL Loans                        2.7             3.1
           Private Loans                     1.5             2.6
           Participations                    1.5             1.6
                                             ---             ---
           Total                           $29.3           $28.3
                                           =====           =====

           GUIDED BY ECONOMIC RETURNS


                                      -22-                     [SALLIE MAE LOGO]

                         FIVE YEAR FINANCIAL OBJECTIVES
                                   1997-2001
================================================================================

LOAN PURCHASE VOLUME  -        12% to 14% CAGR

TOTAL OPERATING COSTS -        Reduce From Low 100 bps to Low 80 bps

OTHER REVENUE         -        Produce $78MM NIBT in 2001

MANAGE CAPITAL        -        Repurchase 16MM Shares
                               (30% of outstanding shares)


                                   THE RESULT


- NET INCOME          -         7% - 9% CAGR
- EARNINGS PER SHARE  -         Minimum of 15% CAGR



                                      -23-                     [SALLIE MAE LOGO]

                             OUR PLAN VS. CRV PLAN
================================================================================

                                                       AT 2001E
                                             -------------------------
                                             MANAGEMENT            CRV
                                             ----------            ---
Dominant Market Position                            Yes            No
Sustainable Earnings Growth                         Yes            No
Capitalization/Liquidity                         Strong           Weak


On-balance sheet assets                            $28B           $8B
Shares outstanding                                37.6M           34M

----------------------------------------------------------------------
Reported EPS                                     $14.30         $19.29
----------------------------------------------------------------------

EPS for gain in excess of loan production             0         $2.75
RISK                                                LOW          HIGH


THIS IS NOT ABOUT THE SPEED OF LIQUIDATION, IT IS ABOUT MAXIMIZING VALUE OVER THE SHORT AND LONG TERM


                                      -24-                     [SALLIE MAE LOGO]

                                   LEADERSHIP
================================================================================

         - Your management team

         - Your new board

         - Understanding the difference between proven execution and misguided ideas



                                      -25-                     [SALLIE MAE LOGO]

                     POLITICAL RISKS AT PEAK IN 1997 AND 1998
================================================================================
                         PRO-ACTIVE MANAGEMENT REQUIRED

- Reauthorization of Student Loan Act

  - 105th Congress begins 2-year process; outcome will make
    FFELP either stronger or weaker

- Balanced budget partisan duel

  - 1997 President Clinton budget targets student loans and GOP searches for dollars to pay for tax cuts

- Sallie Mae commits all out effort to preserve strong FFELP

- Larry Hough leads industry coalition protecting student loan programs



                                      -26-                     [SALLIE MAE LOGO]

                                  BOARD SLATE
================================================================================


                                HOLDING COMPANY



PUBLIC COMPANY EXECUTIVES

Lawrence Hough (Sallie Mae)
Roger Sant (AES)
Vincent Sarni (PPG Industries)
Bobbie Gaunt (Ford Canada)
David Vitale (First Chicago/NBD)
James Rohr (PNC Bank)
Peter Ueberroth (DoubleTree)
David Daberko (National City)
Thomas Jacobson (Mercantile Bank)
William Simms (Transamerica Insurance)


FINANCE & RESTRUCTURING EXECUTIVES

Lawrence Ricciardi (IBM)
Ann Reese (ITT)
John Spiegel (Sun Trust Banks)


EDUCATION

Dr. William Arceneaux (LA Independent
Colleges)
Dr. Dolores Cross (Chicago State)
Dr. Kenneth Shaw (Syracuse)



SCOREBOARD: 10 CURRENT OR RECENT CEOS PLUS 5 OTHER SENIOR EXECUTIVES WITH PUBLICLY TRADED COMPANY AFFILIATIONS; 3 EDUCATORS; MEETS COUNCIL OF INSTITUTIONAL INVESTORS INDEPENDENT DIRECTORS GUIDELINES.


                                      -27-                     [SALLIE MAE LOGO]

                                   CONCLUSION
================================================================================

                                 THE "YES" PLAN


- Creates real top-line growth

- Targets minimum 15% EPS CAGR, above 50% ROEs

- Balanced risk profile

- Independent board of directors with strong record of shareholder value creation


                    VOTE YES FOR GROWTH IN SHAREHOLDER VALUE


                                      -28-                     [SALLIE MAE LOGO]

                           FORWARD-LOOKING INFORMATION
================================================================================

         This Presentation contains certain forward-looking statements and information relating to the Company that are based on the beliefs of Company Management as well as assumptions made by and information currently available to the Company. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Estimates contained herein of future performance under Management's Plan are based upon the Company's business plan and reflect Management's assessment of probable results of operations, given certain assumptions that Management believes are reasonable. The business plan was developed based upon an integrated model with a number of independent variables, certain of which are beyond the Company's control. In addition to assumptions described elsewhere, the estimates contemplate that the offset fee litigation will be resolved in the Company's favor in 1998 and that there will be no legislative or administrative changes affecting the market share or profitability of either the FFELP or the FDSLP. Should one or more of these risks or uncertainties materialize, variables change or underlying assumptions prove incorrect, actual results may vary materially from those described in this Presentation. Information concerning the CRV's Plan was derived from materials prepared by the CRV, in some cases adjusted to reflect Management's assessment of probable results of operations, given certain assumptions that Management believes are reasonable. Industry data on the FFELP and the FDSLP contained herein is based on sources that the Company believes to be reliable and to represent the best available information for these purposes, including published and unpublished Department of Education data and industry publications. The Company does not intend to update any of the forward-looking statements contained in this Presentation. For additional information relating to the Company and its future, investors should review the Company's Proxy Statement/Prospectus dated April 9, 1997.

         The following legend is required by the Privatization Act in connection with the offering of securities by the Holding Company, including the Holding Company Common Stock:


OBLIGATIONS OF THE HOLDING COMPANY AND ANY SUBSIDIARY OF THE HOLDING COMPANY ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER THE HOLDING COMPANY NOR ANY SUBSIDIARY OF THE HOLDING COMPANY IS A
GOVERNMENT-SPONSORED ENTERPRISE (OTHER THAN SALLIE MAE) OR ANY INSTRUMENTALITY OF THE UNITED STATES.

                                     -29-                      [SALLIE MAE LOGO]

                    UPDATE TO THE REORGANIZATION--BACKGROUND

         Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus dated April 9, 1997.

         On April 14, 1997, the Company's Chairman called the additional special meeting requested by the Committee to Restore Value at Sallie Mae (the "CRV") for May 15, 1997 at 2:00 p.m. On April 15, 1997, the CRV distributed proxy materials relating to such additional special meeting, indicating that the additional special meeting would be held at 11:00 a.m. on May 9, 1997 and that a favorable vote by the shareholders on the CRV's proposals considered at such additional special meeting could be binding on the Company for purposes of the Privatization Act.

         On April 18, 1997, in the matter entitled Student Loan Marketing Association v. Albert L. Lord, et al., 1:97CV00784 (HHG) (D.D.C.), the Company filed an action against two current directors and two other individuals who are members of the CRV in the United States District Court for the District of Columbia (the "Action"), seeking both declaratory and injunctive relief. Specifically, the Company sought a temporary restraining order (the "TRO") enjoining the CRV's solicitation of shareholder proxies on the grounds that such activities violated the federal securities laws. The Action also sought preliminary and declaratory relief asserting that the additional special meeting had been improperly scheduled by the CRV and that any vote at such additional special meeting would be precatory only.

         On April 22, 1997, United States District Judge Harold H. Greene, heard argument on the Company's motion for the TRO. The Court denied the Company's motion for the TRO on the basis that the Company would not suffer any irreparable injury by allowing the additional special meeting to proceed as scheduled by the CRV, reasoning that any harm could be undone by subsequent court order. Accordingly, the Court allowed the additional special meeting to proceed, but declined to consider the merits of the Company's claims, including the claim that any vote at the additional special meeting would be precatory only, until a time after May 9, 1997.







                                      30